EXHIBIT 10.20

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made this 10th day of November _____________, 2003 by and between Cypress Court Operating Associates, Limited Partnership, a New Mexico limited partnership (“Landlord”) and AROC, Inc., a Delaware corporation (“Tenant”)

RECITALS:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated June 7, 2001 covering certain leased premises (“Premises”) containing 14,810 Rentable Square Feet on the second floor of the building (“Building”) located at 110 Cypress Station Drive in Houston, Harris County, Texas; and

WHEREAS, Tenant desires to, among other things, reduce the Premises and renew the Term of the Lease early; and Landlord and Tenant agree to amend the Lease to reflect same;

AGREEMENTS:

NOW, THEREFORE, for and in consideration of the sum of ten and no/100 dollars ($10.00) and other valuable consideration paid by each party to the other, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant do hereby amend the Lease as follows:

1. Article 2.b. - Premises.

The area in the Premises shall be hereby amended and reduced to include only the area on the second floor of the Building (“Premises”) shown on Exhibit “A” attached hereto and made a part hereof.

2. Article 2. d. - Tenant’s Rentable Square Feet.

The Rentable Square Feet in the Premises shall be hereby amended and reduced by the 4,234 Rentable Square Feet on the second floor of the Building being given back to Landlord by Tenant (“Give-back Space”), which when deducted from Tenant’s existing 14,810 Rentable Square Feet shall give the Premises an amended total area of 10,576 Rentable Square Feet. The Give-back Space is shown on Exhibit “B” attached hereto and made a part hereof. Tenant agrees to vacate the Give-back Space in its entirety by no later than the Commencement Date (as hereinafter defined) of the Renewal Term (as hereinafter defined) and to leave said space in a “broom-clean” condition.

In consideration for Landlord’s agreement to reduce the Rentable Square Feet in the Premises prior to the original Lease expiration date, Tenant agrees to pay $10,000.00 to Landlord upon the Commencement Date of the Lease Term as liquidated damages for all lost future rent that would have been due and payable under the Lease had the reduction not occurred.

3. Article 2. f. - Tenant’s Proportionate Share.

Tenant’s Proportionate Share of the Building shall be hereby amended to be 10.539% as of the Commencement Date of the Renewal Term.

4. Article 2. h. - Commencement Date.

The Commencement Date for the Renewal Term shall be November 1, 2003.

5. Article 2. i. - Term.

The Term of the Lease shall be hereby be amended to be for a period of sixty (60) months commencing on the Commencement Date and expiring October 31, 2008 (“Renewal Term”).

6. Article 2. j. - Base Rent.

The Base Rent for the Renewal Term shall be due and payable, monthly in advance, as follows:

Period	Ann. Rate/RSF	Monthly Rent
11/01/03-10/31/04	$14.75	$12,999.67
11/01/04-10/31/05	$15.00	$13,220.00
11/01/05-10/31/06	$15.25	$13,440.33
11/01/06-10/31/07	$15.50	$13,660.67
11/01/07-10/31/08	$16.00	$14,101.33

7. Article 2.n. - Expense Stop/Base Year.

For the purpose of calculating any increases in Operating Expenses during the Renewal Term, the Building's actual 2004 calendar year Operating Expenses shall be used as the Base Year, subject to adjustment as provided for herein. Notwithstanding anything contained herein to the contrary, Tenant shall not be liable for more than a six percent (6%) increase in Operating Expenses in any calendar year during the Renewal Term over the prior calendar year’s Operating Expenses, subject to adjustment as provided herein, excluding ad valorem taxes, utilities and liability/casualty insurance.

8. Article 2. q. - Maximum Construction Allowance.

Per the plan and specifications on Exhibit “C” attached hereto and made a part hereof, Landlord, at Landlord's cost and expense, agrees to make the necessary leasehold improvements to separate the Premises from leased space currently occupied by TexOil Resources, Inc. under a separate lease agreement with Landlord, otherwise known as Suite 255. All leasehold improvements shall be made using building-standard materials, unless otherwise noted on said plans and/or specifications. Otherwise, Tenant accepts Premises in its “as-is” condition. Tenant shall not be required to restore the Premises to its original condition upon vacating the Premises, excluding any damages caused by Tenant.

9. Article 2. u. - Parking Spaces.

Landlord agrees to provide Tenant with up to thirty-seven (37) unreserved, open parking spaces and five (5) covered, reserved parking spaces at no additional charge for the Renewal Term.

10.	Article 13. - Transfers.

Notwithstanding any provisions of this Article 13 to the contrary:

(a) Tenant shall have the right to assign or sublet, without Landlord’s prior written consent, to any parent, subsidiary or affiliate of Tenant, or to any partnership, corporation or other business entity into or with which Tenant shall be merged, converted or consolidated or to which all of Tenant’s assets may be transferred, or to any entity to which Tenant transfers its assets. For purposes of this paragraph, “Affiliate” shall mean: (i) an entity which owns fifty percent (50%) or more of the outstanding common stock of Tenant, or (ii) an entity which has fifty percent (50%) or more of its common stock owned by Tenant, or (iii) an entity which purchases substantially all of the assets of Tenant and has a net worth equal to or greater than Tenant, or (iv) an entity which is the surviving entity in a merger pursuant to law with the Tenant. Tenant shall have the right to assign the Lease, without Landlord’s prior written consent, to any entity that is the direct successor to Tenant. Notwithstanding, no such assignment shall be made by Tenant to any such entity that cannot fulfill Tenant’s obligations under the Lease. Tenant agrees to notify Landlord in writing within ten (10) days after any such assignment and agrees to execute the necessary Lease documentation between Landlord and Tenant perfecting such assignment or sublease.

(b) Tenant shall have the right to sublet all or a portion of the Premises to an unrelated party with Landlord’s prior written consent, which will not be reasonably withheld or delayed. Landlord and Tenant agree to split any net profit generated by any such sublease on a 50/50 basis. Tenant shall provide Landlord with at least thirty (30) days prior written notice of its intent to sublease or assign all or part of the Premises. Landlord shall then have fifteen (15) days following Tenant’s notice of its intent to sublease or assign all or part of the premises to notify Tenant of its intent to approve or disapprove such sublease or assignment.

11. Article 26. - Holding Over.

The percentage specified in item “(a)” herein shall be hereby amended and reduced from 200% to 150%.

12. Option to Renew:

Provided Tenant is not in default of the Lease from the time of exercising the right contained herein to the commencement of any renewal thereof, Tenant shall have the option to renew the Lease (“Renewal Option”) for one (1) additional sixty (60) month term (“Renewal Term II”) commencing upon the expiration of the then current Renewal Term. The Base Rent rate for Renewal Term II shall be 95% of the then Fair Market Terms (as hereinafter defined) at the time the Renewal Option is exercised. Tenant’s election to renew the Lease shall be made in writing to Landlord not more than nine (9) months or less than six (6) months prior to the expiration of the then current Renewal Term. Within fifteen (15) days after receipt Tenant’s written notice of its intent to exercise its Renewal Option, Landlord shall provide Tenant with its good faith determination of the then Fair Market Terms. Within fifteen (15) days after receipt of Landlord’s notice of such determination, Tenant shall provide Landlord with written notice of its acceptance or rejection of Landlord determination of the then Fair Market Terms.

If Landlord and Tenant are unable to agree on the Fair Market Terms within thirty (30) days after negotiations commence, then each party shall appoint a licensed Texas real estate broker to determine the Fair Market Terms. If such two (2) brokers are unable to agree on the Fair Market Terms (if their stated values are within five percent (5%) of each other, the values will be average and such average will be the Fair Market Terms), if the difference of the two stated rates is greater than 5%, then they will jointly appoint a third (3rd) broker. The value determined by the third (3rd) broker will be binding on each party, unless it is higher than the higher of the first two (2) brokers or lower than the lower of the first two (2) brokers, in either case the average of the opinions of the two (2) brokers rates which differ by the least amount will prevail. Tenant and Landlord shall pay their respective brokers and Tenant and Landlord will share the third broker’s cost.

As used herein, “Fair Market Terms” shall mean terms, including effective rental rates, tenant improvement allowances, and other concessions then being obtained by tenants in the I-45/FM 1960 West submarket who are of equal quality, size, and financial capability of Tenant, in buildings comparable to the subject building, and spaces comparable to the Premises.

13. Option to Terminate:

Provided Tenant is not in default of this Lease from the time of exercising the right contained herein to the effective date of such right, Tenant may have the right to terminate this Lease (“Termination Option) effective on the last day of the 24th month of the Renewal Term (“Termination Date”) provided that Tenant (a) gives Landlord at least four (4) months prior written notice, (b) pays a termination fee of $13,220.00 in addition to the 24th month’s Base Rent, (c) pays the unamortized portion of the leasehold improvement costs associated with this Lease as of the Termination Date and (d) pays the unamortized portion of the leasing commission costs associated with this Lease as of the Termination Date. It is further agreed that the sums due and payable under (b), (c) and (d) above must be paid in full upon delivery of the termination notice to Landlord. Notwithstanding, Tenant shall remain liable for any obligations under the terms of the Lease that survive any such termination or any obligations that accrued prior to the Termination Date.

14. Building Monument Sign.

Landlord, at Landlord’s cost and expense, agrees to display Tenant’s company name on the Building's exterior monument sign for the duration of the Renewal Term or any extension thereof provided that (a) Tenant continues to lease no less than 10,576 Rentable Square Feet in the Building and (b) Tenant’s name and/or logo, lettering, layout and placement on the sign shall be subject to Landlord's prior written approval.

15. Non-Disturbance Agreement.

Landlord agrees to use its best-faith efforts to obtain a non-disturbance and attornment agreement for the benefit of Tenant from Landlord’s mortgagee with sixty (60) days after the effective date of this First Amendment.

16. Americans with Disabilities Act of 1990:

Landlord agrees that all public areas of the Property shall meet all requirements as established by the Americans With Disabilities Act of 1990 (ADA) and all city and state accessibility standards, as required. Should the Property not be in compliance with the ADA or other federal, state, and/or local accessibility laws or ordinances now or in the future, then Landlord shall, at its sole cost and expense, make any changes or alterations required to so comply, it being further agreed that notwithstanding any provisions in Article 6 of the Lease to the contrary, no expenses of such compliance shall be passed through to Tenant as increases in Operating Expenses.

Except as modified and amended herein, all other terms and conditions of the Lease are hereby ratified and affirmed in all respects. In the event of any conflict between the terms and conditions of the First Amendment and the Lease, the First Amendment shall control.

IN WITNESS HEREOF, the undersigned has caused this First Amendment to be duly executed effective as of the date first written above.

LANDLORD:

CYPRESS COURT OPERATING ASSOCIATES, LIMITED PARTNERSHIP

By: BGK Cypress Court LLC, General Partner

By:	/s/ J. Peter Mehlert
Name:	J. Peter Mehlert
Title:	President

TENANT:

AROC, INC.

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski
Title:	President

EXHIBIT “A”

PREMISES

EXHIBIT “B”

GIVE-BACK SPACE

EXHIBIT “C”

LEASEHOLD IMPROVEMENT

PLAN AND SPECIFICATIONS

Landlord, at Landlord’s cost and expense, agrees to make the following leasehold improvements to the Premises. All leasehold improvements shall be made using building-standard materials, unless otherwise noted on said plans and/or specifications. Otherwise, Tenant agrees to accept the Premises in its “as-is” condition.

1.	Remove the door and frame in the hall between the Premises and the Give-back Space and fill with three (3) linear feet of building-standard drywall partition. Paint new partition corner-to-corner to match existing paint on adjacent walls. Install rubber cove base on new partition to match existing cove base on adjacent walls.

2.	Separate lighting in hallway in Give-back Space from the Premises.